October 23, 2023                                        Exhibit 99.2

Park National Bank announces office realignment plans for 2024

NEWARK, Ohio — Park National Bank plans to realign banking offices within its footprint in early 2024, including opening, relocating and closing some offices in the markets it serves. The bank cited changing customer patterns and service preferences as key factors in the decision to modify its branch network.

Plans are underway for new full-service offices in Columbus, Ohio and New Philadelphia, Ohio as well as potential 2024 investments in Pataskala, Ohio and Logan, Ohio. One office in Zanesville, Ohio will be relocated to another bank-owned building less than a quarter mile away. The following twelve Park National offices will be closed on March 8, 2024:

•Athens Office, Athens County, OH
•Crestline Office, Crawford County, OH
•Cambridge Office, Guernsey County, OH
•Celina Office, Mercer County, OH
•Newcomerstown Office, Tuscarawas County, OH
•North Lewisburg Office, Champaign County, OH
•Owensville Office, Clermont County, OH
•Park Layne Drive Thru Center, Clark County, OH
•Pickerington Office, Fairfield County, OH
•Tipp City Office, Miami County, OH
•Wooster Office, Wayne County, OH
•Zanesville Maysville Drive Thru Center, Muskingum County, OH

“People are taking care of their banking activities in new ways, and we are evolving along with them,” said Park National Bank Chairman and Chief Executive Officer David Trautman. “Our commitment to serving our customers and communities remains steadfast. We are listening to our customers, investing in new technologies and offering flexible digital solutions to more closely align our service delivery with customer preferences and demand.”

Bank leadership regularly evaluates the performance and condition of each office, as well as the needs of the communities served, to decide if any adjustments are appropriate. Over the last three years, the bank opened two new lending centers (Greensboro, NC and Columbus, OH), consolidated two offices (Zanesville, OH and Coshocton, OH) and relocated one office (Charlotte, NC) with another relocation coming in early November (Greenville, SC).

The bank is communicating directly with affected customers to explain options for continued service after the offices close on March 8, 2024. In several communities, there is another Park National Bank office nearby. The bank also offers a number of online and mobile services, as well as a customer care center available 24 hours a day, 7 days a week. More recent innovations like online appointments and digital personal bankers available via the ParkDirect app make banking even easier for customers, regardless of location.

We’re confident in our ability to uphold our service promises and local support in these communities,” Trautman said. “We also continue to explore options and devote our resources toward the best service for our customers today. Staying in tune with our customers’ needs allows us to continue to serve them from a position of strength well into the future.”

Headquartered in Newark, Ohio, Park National Corporation has $10.0 billion in total assets (as of September 30, 2023). Park's banking operations are conducted through its subsidiary The Park National Bank. Other Park subsidiaries are Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

Media contact: Michelle Hamilton, 740-349-6014, media@parknationalbank.com
Investor contact: Brady Burt, 740-322-6844, investor@parknationalbank.com